Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 EARNINGS

▪	Pretax income of $0.9 million for the fourth quarter and $9.2 million for 2019
▪	New contract purchases of $1.0 billion for the full year 2019

LAS VEGAS, NV, March 16, 2020 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $29,000 for its fourth quarter ended December 31, 2019. This compares to a net income of $5.4 million, or $0.22 per diluted share, in the fourth quarter of 2018. For the fourth quarter of 2018, the results include a $2.1 million net tax benefit related to certain tax planning strategies and other adjustments. Without the benefit, net income would have been $3.3 million, or $0.13 per diluted share.

Revenues for the fourth quarter of 2019 were $85.7 million, a decrease of $5.5 million, or 6.0%, compared to $91.2 million for the fourth quarter of 2018. Total operating expenses for the fourth quarter of 2019 were $84.8 million compared to $86.4 million for the 2018 period. Pretax income for the fourth quarter of 2019 was $0.9 million compared to pretax income of $4.8 million in the fourth quarter of 2018.

For the twelve months ended December 31, 2019 total revenues were $345.8 million compared to $389.8 million for the twelve months ended December 31, 2018, a decrease of approximately $44.0 million, or 11.3%. Total expenses for the twelve months ended December 31, 2019 were $336.6 million, a decrease of $34.5 million, or 9.3%, compared to $371.1 million for the twelve months ended December 31, 2018. Pretax income for the twelve months ended December 31, 2019 was $9.2 million, compared to $18.7 million for the twelve months ended December 31, 2018. Net income for the twelve months ended December 31, 2019 was $5.4 million compared to $14.9 million for the twelve months ended December 31, 2018. The full-year 2018 results include a $2.1 million net tax benefit related to certain tax planning strategies and other adjustments. Without the benefit, net income for 2018 would have been $12.8, or $0.51 per diluted share.

During the fourth quarter of 2019, CPS purchased $247.5 million of new contracts compared to $262.1 million during the third quarter of 2019 and $251.8 million during the fourth quarter of 2018. The Company's receivables totaled $2.416 billion as of December 31, 2019, an increase from $2.413 billion as of September 30, 2019 and an increase from $2.381 billion as of December 31, 2018.

Annualized net charge-offs for the fourth quarter of 2019 were 7.92% of the average portfolio as compared to 7.19% for the fourth quarter of 2018. Delinquencies greater than 30 days (including repossession inventory) were 15.46% of the total portfolio as of December 31, 2019, as compared to 13.88% as of December 31, 2018.

“In 2019, our contract purchases grew 11% over the prior year and reached $1.0 billion for the first time since 2016, reported Charles E. Bradley, Jr., Chief Executive Officer. “As of December 31, 2019, our receivables measured at fair value comprise $1.5 billion, or 62% of our total managed portfolio. Continuing provisions for credit losses on the legacy portfolio have made for a difficult transition from a financial reporting standpoint, but we are looking forward to 2020 and the continued growth of the portfolio accounted for at fair value.”

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense, provision for credit losses and fair value of receivables, because these items are dependent on the Company’s estimates of losses to be incurred. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Interest income	$83,274	$88,761	$337,096	$380,297
Other income	2,449	2,457	8,704	9,478
	85,723	91,218	345,800	389,775
Expenses:
Employee costs	21,847	20,030	80,877	79,318
General and administrative	7,895	8,307	33,004	31,037
Interest	27,595	26,409	110,528	101,466
Provision for credit losses	21,454	25,083	85,773	133,080
Other expenses	6,045	6,605	26,456	26,171
	84,836	86,434	336,638	371,072
Income before income taxes	887	4,784	9,162	18,703
Income tax expense	858	(568)	3,756	3,841
Net income	$29	$5,352	$5,406	$14,862

Earnings per share:
Basic	$0.00	$0.24	$0.24	$0.68
Diluted	$0.00	$0.22	$0.22	$0.59

Number of shares used in computing earnings per share:
Basic	22,529	22,549	22,416	21,989
Diluted	23,950	24,411	24,064	24,988

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2019	2018
Assets:
Cash and cash equivalents	$5,295	$12,787
Restricted cash and equivalents	135,537	117,323
Total cash and cash equivalents	140,832	130,110

Finance receivables	897,530	1,522,085
Allowance for finance credit losses	(11,640)	(67,376)
Finance receivables, net	885,890	1,454,709

Finance receivables measured at fair value	1,444,038	821,066
Deferred tax assets, net	15,480	19,188
Other assets	53,009	60,607
	$2,539,249	$2,485,680

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$47,077	$31,692
Warehouse lines of credit	134,791	136,847
Residual interest financing	39,478	39,106
Securitization trust debt	2,097,728	2,063,627
Subordinated renewable notes	17,534	17,290
	2,336,608	2,288,562

Shareholders' equity	202,641	197,118
	$2,539,249	$2,485,680

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018

Contracts purchased	$247.50	$251.81	$1,002.78	$902.40
Contracts securitized	275.00	245.00	1,014.10	883.45

Total portfolio balance	$2,416.04	$2,380.85	$2,416.04	$2,380.85
Average portfolio balance	2,418.61	2,371.05	2,404.71	2,341.96

Allowance for finance credit losses as % of fin. receivables	1.30%	4.43%

Aggregate allowance as % of fin. receivables (1)	3.57%	5.91%

Delinquencies
31+ Days	13.55%	12.35%
Repossession Inventory	1.91%	1.53%
Total Delinquencies and Repo. Inventory	15.46%	13.88%

Annualized Net Charge-offs as % of Average Portfolio
Legacy portfolio	12.05%	9.72%	12.16%	9.27%
Fair Value portfolio	5.17%	1.87%	3.80%	1.27%
Total portfolio	7.92%	7.19%	7.95%	7.74%

Recovery rates (2)	33.1%	33.0%	33.9%	34.1%

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	For the Three months ended December 31,				For the Twelve months ended December 31,
	2019		2018		2019		2018
	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)
Interest income	$83.27	13.8%	$88.76	15.0%	$337.10	14.0%	$380.30	16.2%
Other income	2.45	0.4%	2.46	0.4%	8.70	0.4%	9.48	0.4%
Interest expense	(27.60)	-4.6%	(26.41)	-4.5%	(110.53)	-4.6%	(101.47)	-4.3%
Net interest margin	58.13	9.6%	64.81	10.9%	235.27	9.8%	288.31	12.3%
Provision for credit losses	(21.45)	-3.5%	(25.08)	-4.2%	(85.77)	-3.6%	(133.08)	-5.7%
Risk adjusted margin	36.67	6.1%	39.73	6.7%	149.50	6.2%	155.23	6.6%
Core operating expenses	(35.79)	-5.9%	(34.94)	-5.9%	(140.34)	-5.8%	(136.53)	-5.8%
Pre-tax income	$0.89	0.1%	$4.78	0.8%	$9.16	0.4%	$18.70	0.8%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

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